Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners Reports
Financial Results for the Third Quarter 2012

DENVER, CO - November 13, 2012 - American Midstream Partners, LP (NYSE: AMID) today reported financial results for the three and nine months ended September 30, 2012. The Partnership reported gross margin for the third quarter of 2012 of $14.2 million, an increase of $4.6 million, or approximately 48 percent, compared to $9.6 million in the prior year period. For the nine months ended September 30, 2012, gross margin was $41.0 million compared to $32.6 million in the prior year period, an increase of $8.4 million, or nearly 26 percent. The increase in gross margin for the three and nine months ended September 30, 2012, was primarily due to the Chatom and Burns Point acquisitions and higher revenues associated with reimbursable projects in the Transmission and Gathering and Processing segments. The increase was partially offset by lower gross margin at processing plants owned by the Partnership due to lower realized NGL prices, and lower throughput volumes and NGL production on several assets in the Gathering and Processing segment, including lower volumes resulting from Hurricane Isaac.

Adjusted EBITDA for the three and nine months ended September 30, 2012 was $4.1 million and $14.7 million, respectively, compared to $3.5 million and $14.9 million for the same periods in 2011. The year-over-year variance is attributable to increases resulting from the Chatom and Burns Point acquisitions, offset by ongoing costs associated with being a publicly traded company and to pursue strategic development initiatives, one-time costs of approximately $0.5 million related to the closing of the Chatom acquisition in the third quarter of 2012, and the impact of approximately $1.1 million related to Hurricane Isaac in the third quarter of 2012.

Distributable cash flow (DCF) for the three and nine months ended September 30, 2012, was $1.8 million and $8.7 million, respectively. DCF for the three and nine months ended September 30, 2012 represents distribution coverage of 0.46 and 0.72, respectively. The third quarter 2012 distribution of $4.0 million, or $0.4325 per common unit and subordinated unit, will be paid on November 14, 2012 to unitholders of record of November 7, 2012.

Net loss attributable to the Partnership for the three and nine months ended September 30, 2012, of $4.3 million and $0.3 million, respectively, compared to net losses of $4.2 million and $11.9 million for the same periods in 2011. The year-over-year variances in net income (loss) attributable to the Partnership are primarily attributable to the reasons noted above. Net income (loss) attributable to the Partnership includes non-cash gains and losses associated with the change in fair value of derivative instruments of $(1.8) million and $1.7 million for the three and nine months ended September 30, 2012, respectively, and $1.0 million and less than $(0.1) million for the same periods in 2011.

"We are pleased with how our assets have performed year to date, including the strategic addition of the Chatom processing and fractionation plant in the third quarter," commented Brian Bierbach, President and Chief Executive Officer. "We commenced trucking NGLs from our Bazor Ridge facility to the Chatom plant and will be offering fractionation and treating services to third parties in the region. While our financial results in 2012 have been impacted by volatile commodity prices and Hurricane Isaac, the diversity of our assets moderates this volatility while providing a number of attractive growth opportunities. We are excited about the new development project in East Texas that is under construction and is expected to commence operations late in the fourth quarter. Looking ahead, we remain enthusiastic about our backlog of expansion opportunities. With the filing of our shelf registration, we are well positioned to fund these projects as well as pursue additional acquisition opportunities."

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation and gathering, natural gas treating, processing, and fractionation, and selling or delivering natural gas and natural gas liquids (NGLs) to various markets and pipeline systems.

Gross margin for the Gathering and Processing segment was $10.7 million and $29.2 million for the three and nine months ended September 30, 2012, compared to $6.8 million and $23.0 million for the same periods in the prior year. The increase in gross margin was primarily due to the Chatom and Burns Point acquisitions, and higher revenues associated with reimbursable projects. The increase was partially offset by lower gross margin at processing plants owned by the Partnership due to lower realized NGL prices, and lower throughput volumes and NGL production on several assets in the Gathering and Processing segment, including lower volumes resulting from Hurricane Isaac.

Natural gas throughput volumes increased to 245.4 million cubic feet per day (MMcf/d) and 318.6 MMcf/d for the three and nine months ended September 30, 2012, respectively, compared to 209.0 MMcf/d and 227.6 MMcf/d for the same periods in the prior year. Processed NGLs averaged 59.2 thousand gallons per day (Mgal/d) and 53.8 Mgal/d for the three and nine months ended September 30, 2012, respectively, compared to 52.0 Mgal/d and 51.7 Mgal/d for the same periods in 2011. The increase in throughput volumes and processed NGLs was primarily due to the Chatom and Burns Point acquisitions.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects. Gross margin for the Transportation segment was $3.5 million and $11.8 million for the three and nine months ended September 30, 2012, respectively, compared to $2.8 million and $9.7 million for the same periods in 2011. This increase was primarily due to higher revenues from reimbursable projects.

Total natural gas throughput volumes averaged 427.8 MMcf/d and 409.7 MMcf/d for the three and nine months ended September 30, 2012, respectively, compared to 373.6 MMcf/d and 377.7 MMcf/d for the same periods in the prior year. The increase was primarily a result of higher demand on the Bamagas system and new production on the offshore section of the Midla system.

BALANCE SHEET

As of September 30, 2012, the Partnership had $118.7 million borrowed on its senior secured revolving credit facility. The Partnership recently filed with the SEC a registration statement on Form S-3 in anticipation of accessing the debt and equity capital markets, the proceeds from which will be used to reduce the borrowings on the credit facility and to fund growth capital expenditures.
CAPITAL EXPENDITURES

For the three and nine months ended September 30, 2012, capital expenditures totaled $2.1 million and $4.5 million, including expansion capital project expenditures of $1.4 million and $1.6 million, maintenance capital expenditures of $0.6 million and $2.5 million, and reimbursable project expenditures (capital expenditures for which we expect to be reimbursed for all or part of the expenditures by a third party) of less than $0.1 million and $0.3 million, respectively.
Conference Call

American Midstream will host a conference call and webcast to discuss its third quarter 2012 financial results on Wednesday, November 14, 2012, at 12:00 p.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The call may also be accessed by dialing 866-800-8649 for domestic users or 617-614-2703 for international users. The passcode for both phone numbers is 14017325.

A replay of the audio webcast will be available shortly after the call on American Midstream's website. A telephonic replay will be available through December 14, 2012, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 14340170.

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin,” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 19, 2012 and our Quarterly Report on Form 10-Q filed on November 13, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited)

	September 30, 2012	December 31, 2011
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$497	$871
Accounts receivable	1,776	1,218
Unbilled revenue	17,603	19,745
Risk management assets	1,347	456
Other current assets	2,924	3,323
Total current assets	24,147	25,613
Property, plant and equipment, net	217,552	170,231
Risk management assets - long term	207	—
Other assets, net	4,520	3,707
Total assets	$246,426	$199,551
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$3,040	$837
Accrued gas purchases	12,912	14,715
Risk management liabilities	—	635
Accrued expenses and other current liabilities	5,207	7,086
Total current liabilities	21,159	23,273
Other liabilities	8,884	8,612
Long-term debt	118,650	66,270
Total liabilities	148,693	98,155
Commitments and contingencies (see Note 12)
Partners’ capital
General partner interest (185 and 185 thousand units issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	1,669	1,091
Limited partner interest (9,108 and 9,087 thousand units issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	88,202	99,890
Accumulated other comprehensive income	455	415
Total partners’ capital	90,326	101,396
Total liabilities and partners’ capital	$239,019	$199,551
Noncontrolling interests	7,407	—
Total liabilities, partners’ capital and noncontrolling interest	$246,426	$199,551

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except for per unit amounts)
Revenue	$58,086	$57,005	$148,363	$190,374
Realized gain (loss) on early termination of commodity derivatives	—	—	—	(2,998)
Unrealized gain (loss) on commodity derivatives	(1,762)	953	1,732	(19)
Total revenue	56,324	57,958	150,095	187,357
Operating expenses:
Purchases of natural gas, NGLs and condensate	43,900	47,359	107,348	157,725
Direct operating expenses	5,264	3,385	12,031	9,548
Selling, general and administrative expenses	3,679	2,497	10,676	7,649
Advisory services agreement termination fee	—	2,500	—	2,500
Equity compensation expense	474	331	1,272	2,989
Depreciation and accretion expense	5,536	5,261	15,819	15,468
(Gain) loss on sale of assets, net	(4)	(586)	(126)	(586)
Total operating expenses	58,849	60,747	147,020	195,293
Operating income (loss)	(2,525)	(2,789)	3,075	(7,936)
Other income (expenses):
Interest expense	(1,501)	(1,378)	(3,083)	(3,923)
Net income (loss)	$(4,026)	$(4,167)	$(8)	$(11,859)
Net income (loss) attributable to noncontrolling interests	$249	$—	$249	$—
Net income (loss) attributable to the Partnership	$(4,275)	$(4,167)	$(257)	$(11,859)
General partners' interest in net income (loss)	$(85)	$(83)	$(5)	$(237)
Limited partners’ interest in net income (loss)	$(4,190)	$(4,084)	$(252)	$(11,622)
Limited partners’ net income (loss) per unit (basic) (See Note 9)	$(0.46)	(0.53)	(0.03)	(1.85)
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic)	9,108	7,774	9,103	6,296

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income (loss)	$(8)	$(11,859)
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
Depreciation and accretion expense	15,819	15,468
Amortization of deferred financing costs	493	1,121
Unrealized (gain) loss on derivative contracts	(1,733)	19
Unit based compensation	1,272	1,234
OPEB plan net periodic (benefit) cost	(61)	—
(Gain) loss on sale of assets	(126)	(586)
Changes in operating assets and liabilities:
Accounts receivable	(558)	(536)
Unbilled revenue	6,677	4,108
Risk management assets	—	(670)
Other current assets	1,285	(173)
Other assets, net	(65)	33
Accounts payable	1,396	(108)
Accrued gas purchases	(5,833)	(3,397)
Accrued expenses and other current liabilities	(1,879)	2,717
Other liabilities	(203)	(272)
Net cash provided (used) in operating activities	16,476	7,099
Cash flows from investing activities
Cost of acquisition, net of cash acquired	(51,377)	—
Additions to property, plant and equipment	(4,465)	(4,890)
Proceeds from disposals of property, plant and equipment	126	125
Net cash provided (used) in investing activities	(55,716)	(4,765)
Cash flows from financing activities
Unit holder contributions	13	—
Unit holder distributions	(12,050)	(41,061)
Net distributions to noncontrolling interest owners	(249)	—
Proceeds upon issuance of common units to public, net of offering costs	—	69,085
LTIP tax netting unit repurchase	(88)	—
Payments on other loan	—	(615)
Deferred debt issuance costs	(1,140)	(2,256)
Payments on long-term debt	(42,310)	(103,870)
Borrowings on long-term debt	94,690	76,850
Net cash provided (used) in financing activities	38,866	(1,867)
Net increase (decrease) in cash and cash equivalents	(374)	467
Cash and cash equivalents
Beginning of period	871	63
End of period	$497	$530
Supplemental cash flow information
Interest payments	$1,894	$3,201
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$808	$353

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income	$(4,275)	$(4,167)	$(257)	$(11,859)
Add:
Depreciation and accretion expense	5,536	5,261	15,819	15,468
Interest expense	1,501	1,378	3,083	3,923
Realized gain (loss) on early termination of commodity derivatives	—	—	—	2,998
Unrealized (gain) loss on commodity derivatives	1,762	(953)	(1,732)	19
Non-cash equity compensation expense	474	331	1,272	1,234
Advisory services agreement termination fee	—	2,500	—	2,500
Special distribution to holders of LTIP phantom units	—	—	—	1,624
Transaction expenses	—	—	—	281
Deduct:
COMA income	819	127	2,980	379
Straight-line amortization of put costs (1)	46	111	269	297
OPEB plan net periodic benefit (cost)	23	—	64	—
Gain (loss) on sale of assets, net	4	586	126	586
Adjusted EBITDA	$4,106	$3,526	$14,746	$14,926

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$4,106	$3,526	$14,746	$14,926
Deduct:
Cash interest expense (1)	1,292	646	2,590	2,802
Normalized maintenance capital (2)	1,041	750	2,791	2,250
Normalized integrity management (3)	(58)	375	692	1,125
Distributable cash flow	$1,831	$1,755	$8,673	$8,749

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(2)	Amounts noted represent estimated annual maintenance capital expenditures of $3.8 million which is what we expect to be required to maintain our assets over the long term.

(3)
Amounts noted represent average estimated integrity management costs over the seven year mandatory testing cycle net of integrity management costs that are expensed in Selling, general and administrative expenses.

Segment Operating Data

	Three Months Ended
	September 30,
	2012			2011
	Gathering and Processing	Transmission	Total	Gathering and Processing	Transmission	Total
	(in thousands)
Revenue	$45,376	$12,710	$58,086	$41,218	$15,787	$57,005
Segment gross margin (a)	10,736	3,450	14,186	6,821	2,825	9,646
Unrealized gain (loss) on commodity derivatives (b)	(1,762)	—	(1,762)	953	—	953
Direct operating expenses	3,935	1,329	5,264	1,845	1,540	3,385
Selling, general and administrative expenses			3,679			2,497
Advisory services agreement termination fee			—			2,500
Equity compensation expense			474			331
Depreciation and accretion expense			5,536			5,261
(Gain) loss on sale of assets, net			(4)			(586)
Interest expense			1,501			1,378
Net income (loss)			(4,026)			(4,167)
Less: Net income (loss) attributable to noncontrolling interests			249			—
Net income (loss) attributable to the Partnership			$(4,275)			$(4,167)

	Nine months ended
	September 30,
	2012			2011
	Gathering and Processing	Transmission	Total	Gathering and Processing	Transmission	Total
	(in thousands)
Revenue	$111,246	$37,117	$148,363	$138,487	$51,887	$190,374
Segment gross margin (a)	29,198	11,817	41,015	22,988	9,661	32,649
Realized gain (loss) on early termination of commodity derivatives (b)	—	—	—	(2,998)	—	(2,998)
Unrealized gain (loss) on commodity derivatives (b)	1,732	—	1,732	(19)	—	(19)
Direct operating expenses	8,495	3,536	12,031	5,478	4,070	9,548
Selling, general and administrative expenses			10,676			7,649
Advisory services agreement termination fee			—			2,500
Equity compensation expense			1,272			2,989
Depreciation and accretion expense			15,819			15,468
(Gain) loss on sale of assets, net			(126)			(586)
Interest expense			3,083			3,923
Net income (loss)			(8)			(11,859)
Less: Net income (loss) attributable to noncontrolling interests			249			—
Net income (loss) attributable to the Partnership			$(257)			$(11,859)

(a)
Segment gross margin for our Gathering and Processing segment consists of total revenue less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of total revenue less purchases of natural gas. Gross margin consists of the sum of the segment gross margin for each segment. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

(b)
Effective January 1, 2011, we changed our segment gross margin measure to exclude unrealized non cash mark-to-market adjustments related to our commodity derivatives. For the three and nine months ended September 30, 2011, $1.0 million and $(0.1) million, respectively, in unrealized gains (losses) were excluded from our Gathering and Processing segment gross margin. Effective April 1, 2011 we changed our segment gross margin measure to exclude realized gain (loss) on early termination of commodity derivatives. For the three and nine months ended September 30, 2011, zero dollars and $(3.0) million, respectively, in unrealized gains (losses) were excluded from our Gathering and Processing segment gross margin.

Appendix A

Note About Non-GAAP Financial Measures
Adjusted EBITDA, distributable cash flow, and gross margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.
You should not consider any of Adjusted EBITDA, distributable cash flow, or gross margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, and gross margin may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (“COMA”) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.
Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives.